UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☒	Soliciting Material under §240.14a-12

Monmouth Real Estate Investment Corporation

(Name of Registrant as Specified In Its Charter)

Blackwells Capital LLC
Jason Aintabi
Craig M. Hatkoff
Jennifer M. Hill
Todd S. Schuster
Allison Nagelberg
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On June 8, 2021, Blackwells Capital LLC mailed the following letter to stockholders of Monmouth Real Estate Investment Corporation, a Maryland corporation:

June 7, 2021

Dear Fellow Monmouth Shareholder:

Blackwells Capital LLC is an alternative investment management firm that, together with its affiliates (collectively, “Blackwells”), is the fourth largest shareholder of Monmouth Real Estate Investment Corporation (NYSE: MNR) (“Monmouth” or the “Company”), owning more than 4% of the outstanding shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”).

On May 4, 2021, the Board of Directors of Monmouth (the “Board”) announced that it had entered into an all-stock merger agreement with Equity Commonwealth (“EQC”), an office REIT without any experience managing Monmouth’s industrial real estate assets. We believe the proposed EQC transaction substantially undervalues yours and our shares, particularly because the industrial REIT sector has been undergoing a significant re-rating since we initiated this campaign in December.

In our view the proposed merger is designed to serve the interests of members of the Landy family, who have used their influence on the Board (as Chairman, President / CEO and Director) to protect their role in the Company and to create a tax shield for themselves. We also believe the Board sold the Company at a languid valuation in order to prevent four board seats – three of which belong to members of the Landy family – from being lost at the Company’s long overdue 2021 annual meeting.

Blackwells will vote against the transaction, and has moved forward with a definitive proxy to replace four directors, including the three Landy family directors, with independent professionals who are committed to maximizing value for all shareholders and to instituting the six business proposals we submitted in our proxy materials (which, along with other valuable information, are available at MaximizeMNR.com). We are taking this action on behalf of all shareholders for multiple reasons, including:

●	Monmouth’s Board, with an average tenure of nearly 17 years, has one of the most abysmal track records of corporate governance in the public markets.

●	In response to pressure from Blackwells, including our December 2020 all-cash offer for the Company, Monmouth’s conflicted Board ran a sham sale process apparently intended to benefit the Landy family at the expense of all shareholders.

●	EQC has little to no experience managing industrial assets, and its stock, which Monmouth shareholders would hold if this deal is approved, has drastically underperformed its peers since investor Sam Zell took it over.

●	The EQC offer currently values Monmouth at even less than the current share price of Monmouth.

Shareholders will soon have the opportunity to vote this abusive transaction down. In the meantime, you can begin the process of maximizing value by voting on the GREEN proxy card for new directors who are highly experienced and committed to acting in all shareholders’ interests.

Blackwells’ director candidates for election to the Board are:

Craig M. Hatkoff. Mr. Hatkoff has served as Executive Chairman of LEX Markets, a real estate and alternative asset fintech start-up, since April 2019. He was the Co-Head of the Real Estate Investment Banking Unit of Chemical Bank and serves on the Board SL Green Realty Corp., a public real estate investment trust and the largest owner of commercial real estate in Manhattan, and has served on the Board of Colony Capital, Inc., a public real estate investment trust that focuses on global digital infrastructure. He served as a Director of Taubman Centers, Inc., a real estate investment trust engaged in the ownership, management and leasing of retail properties, from May 2004 to January 2019, and was a Co-Founder, Vice Chairman and Director of Capital Trust, Inc., a real estate investment management company, from 1997 to 2010.

Jennifer M. Hill. Ms. Hill has served as the Founder and CEO of Murphy Hill Consulting, a Connecticut-based consulting business providing consulting services focused on the financial services, asset management, insurance and risk management industries, since October 2017. She served as the Chief Financial Officer of Bank of America Merrill Lynch (NYSE: BAC) from 2011 to 2014. Prior to joining Bank of America, Ms. Hill was Group Director of Strategy and Corporate Finance at Royal Bank of Scotland, the Chief Financial Officer of Tisbury Capital Management and a Managing Director of Goldman Sachs, & Co. Ms. Hill is a director of Santander Asset Management, an international asset manager; Melqart Funds, which are London-based hedge funds focused on event-driven strategies; LaCrosse Milling, a Wisconsin-based oat milling company; Arkadia Asset Management, a Swiss-based hedge fund; and Cantor Fitzgerald Europe, an integrated, full-service investment bank.

Allison Nagelberg. From 2000 until her retirement in December 2019, Ms. Nagelberg served as the General Counsel of Monmouth (NYSE: MNR). Ms. Nagelberg also served as General Counsel of UMH Properties, Inc. (NYSE: UMH), a public REIT and related company of Monmouth that owns and operates manufactured housing communities, from 2000 to 2013. Ms. Nagelberg served as General Counsel of Monmouth Capital Corporation (NASDAQ: MONM) (“Monmouth Capital”), a public REIT investing in net-leased industrial properties, from 2000 to 2007, at which time Monmouth Capital became a wholly owned subsidiary of Monmouth.

Todd S. Schuster. Mr. Schuster was a Senior Partner with Ares Management (NYSE: ARES) (“ARES”), a global alternative asset manager with over $140 billion of assets under management, from 2013 through 2015, and was a member of the firm’s Executive Committee. While at ARES, Mr. Schuster served as Global Head of Real Estate Credit Investments and in that role served as the Chief Executive Officer of Ares Commercial Real Estate Corporation (NYSE: ACRE), a publicly traded specialty finance company and real estate investment trust. Mr. Schuster previously founded, and served as the Chief Executive Officer, and as a member of the Board of Directors, of CW Financial Services LLC, an investment and financial services firm, from 1992 to 2009. Since July 2020, he has served as a member of the board of directors of TPG Real Estate Finance Trust (NYSE: TRTX), a publicly held commercial real estate finance company. Mr. Schuster served on the Board of Directors of ACRE from April 2012 to September 2015, including as an independent director and member of the audit committee until May 2013.

As we wait for the opportunity to vote down the EQC transaction, we ask for your support on the GREEN card in electing new, independent directors capable of breaking the influence of the Landy family and creating maximum value for shareholders. More information about Blackwells, our director nominees and our efforts to engage Monmouth to unlock value on behalf of all shareholders is available at MaximizeMNR.com.

Sincerely,

Jason Aintabi

 CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

BLACKWELLS STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO BLACKWELLS.

The participants in the proxy solicitation are Blackwells, Jason Aintabi, Craig M. Hatkoff, Jennifer M. Hill, Allison Nagelberg, and Todd S. Schuster (collectively, the “Participants”).

As of the date hereof, Blackwells beneficially owns 304,400 shares of Common Stock, including 124,300 shares of Common Stock underlying call options exercisable within sixty (60) days of the date hereof. As of the date hereof, Mr. Aintabi beneficially owns 3,951,332 shares of Common Stock, including (i) 304,400 shares of Common Stock owned by Blackwells, of which Mr. Aintabi may be deemed the beneficial owner, as Managing Partner of Blackwells, (ii) 3,628,932 shares of Common Stock beneficially owned by BW Coinvest Management I LLC, which Mr. Aintabi, as the owner and President & Secretary of Blackwells Asset Management LLC, the owner and sole member of BW Coinvest Management I LLC, may be deemed to beneficially own, and (iii) 199,500 shares of Common Stock underlying call options exercisable within sixty (60) days of the date hereof. As of the date hereof, Ms. Nagelberg is the beneficial owner of approximately 64,199.94 shares of Common Stock, and Mr. Schuster is the beneficial owner of 80,248 shares of Common Stock. Neither Ms. Hill nor Mr. Hatkoff owns any shares of Common Stock as of the date hereof. Collectively, the Participants beneficially own in the aggregate approximately 4,095,779.94 shares of Common Stock, including 199,500 shares of Common Stock underlying call options exercisable within sixty (60) days of the date hereof, representing approximately 4.17% of the outstanding shares of Common Stock.

About Blackwells Capital

Blackwells Capital was founded in 2016 by Jason Aintabi, its Chief Investment Officer. Since that time, it has made investments in public securities, engaging with management and boards, both publicly and privately, to help unlock value for stakeholders, including shareholders, employees and communities. Throughout their careers, Blackwells’ principals have invested globally on behalf of leading public and private equity firms and have held operating roles and served on the boards of media, energy, technology, insurance and real estate enterprises. For more information, please visit www.blackwellscap.com

If you have any questions or need assistance in voting your GREEN Proxy Card, or need additional copies of Blackwells’ proxy materials, please contact:

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509 Madison Avenue Suite 1206

New York, NY 10022

Stockholders Call Toll Free: (800) 662-5200

Banks, Brokers, Trustees and Other Nominees Call Collect: (203) 658-9400

Email: Blackwells@morrowsodali.com

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